Exhibit 10.4 (i)
AMENDMENT NUMBER ONE TO
NORTHERN TRUST CORPORATION SUPPLEMENTAL PENSION PLAN
(As Amended and Restated Effective January 1, 2009)

    WHEREAS, Northern Trust Corporation (the “Corporation”) maintains the Northern Trust Corporation Supplemental Pension Plan, As Amended and Restated Effective January 1, 2009 (the “Plan”); and
    WHEREAS, the amendment of the Plan is now considered desirable;
    NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the undersigned officer under Section 6.1 of the Plan, the Plan is hereby amended, effective as of January 1, 2023, as follows:
1.To revise section 1.2 in its entirety to read as follows:
“1.2    ‘Beneficiary’ means the person or persons, including a trust, designated by the Participant to receive any survivor benefits payable under the Plan.
If a designated primary Beneficiary shall die before the Participant, his or her interest shall terminate and, if the designation included more than one primary Beneficiary, such interest shall be paid to those primary Beneficiaries, if any, who survive the Participant, pro rata based on his original designated share, provided, however, that if the designation does not include a primary Beneficiary who survives the Participant, such interest shall be paid, first, to the Participant’s contingent Beneficiaries, if any, pursuant to the same rules that would apply to determine allocation of payments among a Participant’s primary Beneficiaries, and, if the Participant has designated no contingent Beneficiaries, to the Participant’s Beneficiary as determined in accordance with Section 1.2(a) – (e), below.
If at the time of a Participant’s death, there is outstanding a primary Beneficiary designation specifying more than one primary Beneficiary, and at that time the designation of any one or more of those Beneficiaries is for any reason ineffective, as determined by the Committee, then the Participant’s interest shall be paid to his remaining designated primary Beneficiaries, pro rata based on his original designated share. If the Participant does not designate a primary Beneficiary, or if the designation of his sole primary Beneficiary or all of his primary Beneficiaries is for any reason ineffective, as determined by the Committee, the Participant’s interest shall be paid, first, to the Participant’s contingent Beneficiaries, pursuant to the same rules that would apply to determine allocation of payments among a Participant’s primary Beneficiaries, and, if the Participant has designated no contingent Beneficiaries, the Participant’s interest shall be paid to his Beneficiary determined as follows:
(i)the Participant’s Spouse or, if none,
(ii)the Participant’s biological or legally adopted children (in equal amounts) or, if none,
(iii)the Participant’s parents (in equal amounts) or, if none,

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(iv)the Participant’s brothers and sisters (in equal amounts) or, if none,
(v)the Participant’s estate.
Any designation of the Participant’s Spouse as Beneficiary under the Plan shall become null and void on the date a judicial order or decree is entered dissolving the marriage of the Participant and Spouse.
To make an effective Beneficiary designation, the Participant must use the applicable paper or electronic form provided by the Plan, and any attempt by a Participant to designate a Beneficiary by any other means or method shall be ineffective, null and void, and shall not be recognized by the Plan. Anything in the Plan to the contrary notwithstanding, a Participant may not make a per stirpes Beneficiary designation, and any attempt by a Participant to make a per stirpes Beneficiary designation shall be null and void. No Beneficiary designation shall be effective if filed after the time of the Participant’s death.”
2.To revise Section 7.7 in its entirety to read as follows:
“7.7    Incompetency. Every person receiving or claiming benefits under the Plan shall be presumed to be mentally competent and of age until the Committee receives a written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for their affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to be authorized to care for such person otherwise entitled to payment
In the event a guardian, executor, administrator, or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian, executor, administrator, or conservator provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this Section 7.7 shall be a complete discharge of any liability therefor under the Plan.”

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IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this 28th day of February, 2023, effective as of the date indicated above.

NORTHERN TRUST CORPORATION

By:	/s/ Kristie Marshiano
Name:	Kristie Marshiano
Title:	Senior Vice President, Head of Total Rewards

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